AMENDMENT NO. 6 TO THE TRUST INSTRUMENT
UBS MONEY SERIES

Pursuant to Article IV, Section 1 and Article X, Section 8 of the Trust Instrument of UBS Money Series (the “Trust”), the Trust Instrument of the Trust, as amended on July 28, 1999, May 9, 2001, April 8, 2002, March 15, 2004 and August 24, 2007 is hereby further amended as indicated below.

Schedule A is hereby amended to read as follows:

Series of the Trust

UBS Cash Reserves Fund
UBS Liquid Assets Fund
LIR Premier Money Market Fund
LIR Premier Tax-Free Money Market Fund
UBS Select Prime Institutional Fund
UBS Select Treasury Institutional Fund
UBS Select Tax-Free Institutional Fund
UBS Select Prime Preferred Fund
UBS Select Treasury Preferred Fund
UBS Select Tax-Free Preferred Fund
UBS Select Prime Investor Fund
UBS Select Treasury Investor Fund
UBS Select Tax-Free Investor Fund
UBS Select Prime Capital Fund
UBS Select Treasury Capital Fund
UBS Select Tax-Free Capital Fund

CERTIFICATE

I, Keith A. Weller, Vice President and Assistant Secretary of UBS Money Series, hereby certify that: (i) this Amendment No. 6 to the Trust Instrument was authorized pursuant to resolutions duly adopted by the Trust’s Board of Trustees at a meeting duly called and held on July 16, 2008, and (ii) this Amendment No. 6 to the Trust Instrument of UBS Money Series is made in accordance with the provisions of the Trust Instrument and will become effective upon the 6th day of October, 2008. This certificate is executed as of October 3, 2008.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date indicated above.

By: /s/ Keith A. Weller
       Keith A. Weller
       Vice President and Assistant Secretary
       UBS Money Series

Subscribed and sworn before me this 3rd day of October, 2008:

/s/ Cathleen Crandall
Notary